Exhibit 1


Item 2.
(a) Name of Person Filing
    1)  Private Capital Management, Inc.
    2) *Bruce S. Sherman
    3) *Michael J. Seaman

(c)Citizenship
    1)  Florida
    2)  U.S.
    3)  U.S.

Item 4.
(a) Amount Beneficially Owned
    1)  411,182
    2)  416,707
    3)  18,000

(b) Percent of Class
    1)  7.1%
    2)  7.2%
    3)  0.3%

(c) Number of shares as to which such person has:
   (i)   sole power to vote or to direct the vote
         1)  0
         2)  3,025
         3)  0

   (ii)  shared power to vote or to direct the vote
         1)  0
         2)  2,500
         3)  18,000

   (iii) sole power to dispose or to direct the disposition of
         1)  0
         2)  3,025
         3)  0

   (iv)  shared power to dispose or to direct the disposition of
         1)  411,182
         2)  413,682
         3)  18,000

*Bruce S. Sherman is President of Private Capital Management, Inc. ("PCM") and exercises shared dispositive power with respect to shares held by it on behalf of its clients. Mr. Seaman is an employee of PCM or affiliates thereof and (i) does not exercise sole or shared dispositive or voting powers with respect to shares held by PCM, (ii) disclaims beneficial ownership of shares held by Mr. Sherman and PCM, and (iii) disclaims, along with Mr. Sherman, the existence of a group.